Exhibit 10.3

MUTUAL TERMINATION AGREEMENT

THIS MUTUAL TERMINATION AGREEMENT (this “Termination Agreement”) is dated and effective as of December 31, 2021 (“Effective Date”) by and among Critical Mass Industries LLC, a Colorado limited liability company ("CMI"), Critical Mass Industries, Inc., a Colorado Corporation, the sole member of CMI (“CMI, Inc.”), John Knapp, the sole or controlling shareholder of CMI, Inc. (“Knapp”), on one hand, and Good Meds, Inc., a Colorado corporation, formerly known as Good Acquisition Co. (“Good Meds”), which is a wholly owned subsidiary of Cryomass Technologies Inc. (“Cryomass”), a Nevada corporation, formerly known, among other, as Andina Gold Corp, Redwood Green Corp and First Colombia Development Corp., (“Parent”). CMI, CMI, Inc., Knapp and Good Meds may each be individually referred to herein as a “Party,” and collectively, the “Parties.”

Recitals

Whereas, Good Meds predecessor companies, Good IP Co, Good Holdco LLC and Good Acquisition Co, each of them a Colorado entity, entered into the following agreements with CMI (the “Agreements”), which Agreements are hereby incorporated by reference: a. A consulting services agreement (the “Consulting Services Agreement”) entered into and effective as of the 5th day of August 2019 between CMI and Good Holdco LLC, a Colorado limited liability company, b. A marketing services agreement (the “Marketing Services Agreement”) entered into and effective as of the 5th day of August 2019, between CMI and Good Holdco LLC, a Colorado limited liability, c. An intellectual property license agreement (the “IP License Agreement”) between CMI and Good IPCO, a Colorado limited liability, and

WHEREAS on May 14, 2020, Good Acquisition Co changed its name to Good Meds, Inc. and articles of amendment were duly filed on that date with the Colorado Secretary of State to that effect,

WHEREAS, on May 22, 2020 an Agreement and Plan of Merger was entered into by and between Good IPco, LLC, Good Holdco, LLC and Good Meds (the ‘Good Acquisition Co Merger”), under which Good IPco, LLC, Good Holdco, LLC merged with and into Good Acquisition Co pursuant to the applicable provisions of the Colorado Corporations and Associations Act, and subsequently all necessary filings were executed with the Colorado Secretary of State to give effect to the Good Acquisition Co Merger, and

WHEREAS, CMI and Good Meds now wish to terminate the Agreements,

Now, Therefore, in consideration for the mutual promises and covenants set forth herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

Agreement

1. Definitions. Capital terms used herein that are not otherwise defined shall have the meanings as given to them in the Agreements.

2. Termination. As of the date hereof, subject to fulfillment of the condition precedent in Section 4, and subject to the performance of the obligations of the Parties as provided in this Termination Agreement, the Agreements are hereby terminated and no payments by CMI or CMI Inc are due to Good Meds or its successors or assigns.

3. Condition precedent. The Parties are negotiating a restatement to that Asset Purchase Agreement by and among the Parties dated as of May 13, 2021 (“APA Restatement”). The execution of the APA Restatement shall represent a condition precent to Good Meds obligations under this agreement.

4. Regulatory Approvals. The parties believe that no regulatory approvals (“Approvals”) are required for the consummation of the transactions herein. Should Approvals be necessary, the Termination Agreement shall be contingent upon the Parties obtaining such Approvals from any authority, including any marijuana business licensing authority, which has jurisdiction over CMI (each, a “Local Authority” and, collectively, the “Local Authorities”) in connection with the Assignment of the Subject Shares by the Assignors.). The Parties shall cooperate with each other in good faith and execute any and all reasonable and appropriate documents in connection with obtaining the Approvals.

5. Release. CMI, CMI, Inc. and Knapp hereby release Good Meds, its affiliated companies, officers, employees, directors, agents and representatives from and against any and all claims, losses, damages, liabilities, demands, costs and expenses attributable to, or arising out of, in any way the Agreements or this Termination Agreement.

6. Representations and Warranties. Each of the Parties hereby represents and warrants to the other that: (a) such Party has all requisite power and authority to enter into, execute, and deliver this Agreement, to carry out all obligations hereunder, and to consummate the transactions contemplated hereby; and (b) this Agreement constitutes a legal, valid, and binding obligation of such Party, enforceable against such party in accordance with its terms.

7. Covenant. Upon execution of this Termination Agreement, each of CMI, CMI, Inc. and Knapp covenants that it shall not take any actions that would adversely affect Good Meds, any of its affiliate companies, including its parent company Cryomass, or its business.

8. Further Assurances. From time-to-time hereafter, each of the Parties hereby agrees to do all such acts and things and to execute and deliver, or cause to be executed and delivered, all such documents, notices, instruments, and agreements as may be necessary or desirable to give effect to the provisions and intent of this Termination Agreement.

9. Successors and Assigns. This Agreement will be binding upon, inure to the benefit of, and be enforceable by and against the Parties and their respective successors and permitted assigns. Neither Party may assign either this Agreement or any of their rights, interests, or obligations hereunder without the prior written approval of the other Parties.

10. Amendments. This Agreement may be changed, modified, or terminated only by an instrument in writing signed by each of the Parties.

11. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance the laws of the State of Colorado, without regard to conflicts of laws principles.

12. No Third-Party Beneficiaries. This Agreement is not intended to confer upon any person other than the Parties (and their respective successors and assigns) any rights or remedies hereunder.

13. Counterparts. This Agreement may be executed in one (1) or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

14. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

15. Reformation. This Agreement and the transaction contemplated herein may be subject to review and approval by one or more government agencies. If a Local Authority determines this Agreement must be reformed, the Parties shall negotiate in good faith to so reform this Agreement according to the respective Local Authority’s requirement while effectuating the original intent of this Agreement as near as possible.

In Witness Hereof, the Parties hereto have caused this Agreement to be duly executed as of the date first written above.

The undersigned have the power to bind their respective companies

[Signatures pages follows. The rest of this page is left intentionally blank]

CRITICAL MASS INDUSTRIES LLC		CRITICAL MASS INDUSTRIES, INC.

By		By
Name:	John Knapp	Name:	John Knapp
Title:	Authorized Signatory	Title:	Authorized Signatory

JOHN KNAPP		GOOD MEDS, INC.

John Knapp		By
		Name:	Philip Blair Mullin
		Title:	Authorized Signatory

CRYOMASS TECHNOLOGIES INC.

By
		Name:	Philip Blair Mullin
		Title:	Chief Financial Officer

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